FOR RELEASE: IMMEDIATE

GATX RAIL ANNOUNCES NEW RAILCAR ORDER
     CHICAGO, August 10 - GATX Rail today announced that it signed a railcar purchase agreement, under which it will acquire up to 4,000 newly manufactured railcars, subject to the exercise of various options, from American Railcar Industries Inc. (ARI) beginning in 2008.
     James F. Earl, executive vice president — rail for GATX, stated, “We are pleased to expand our relationship with ARI, a high-quality supplier of railcars in North America. This order continues GATX Rail’s practice of securing access to railcar supply through the use of long-term agreements with key suppliers and will provide us with a base level supply of modern, high-capacity railcars allowing us the flexibility and capability to meet customer needs.”
     GATX Rail is one of the largest railcar and locomotive leasing companies in the world and one of the largest tank car and specialized railcar leasing companies in North America. GATX Rail’s North American owned railcar fleet totaled approximately 108,000 cars on June 30, 2006.
COMPANY DESCRIPTION
     GATX Rail is a division of GATX Financial Corporation, a wholly owned subsidiary of GATX Corporation (NYSE: GMT). GATX provides lease financing and related services to customers operating rail, air, marine and other targeted assets. GATX is a leader in leasing transportation assets and controls one of the largest railcar fleets in the world. Applying over a century of operating experience and strong market and asset expertise, GATX provides quality assets and services to customers worldwide. GATX has been headquartered in Chicago, IL since its founding in 1898 and has traded on the New York Stock Exchange since 1916. For more information, visit the Company’s website at www.gatx.com.
FOR FURTHER INFORMATION CONTACT:
Rhonda S. Johnson
Director, Investor Relations
GATX Corporation
312-621-6262
rhonda.johnson@gatx.com
Investor, corporate, financial, historical financial, photographic and news release information may be found at www.gatx.com.
(08/10/06)